Exhibit 99.1

American States Water Company Announces
Second Quarter 2022 Results
•$0.18 per share decrease in recorded second quarter consolidated diluted EPS compared to second quarter of 2021, or $0.02 per share increase as adjusted

◦Quarter results reflect an unfavorable variance of $0.10 per share from losses on investments held to fund a retirement plan

◦Quarter results also reflect 2021 water rates. 2022 water rates, if approved as settled, would be retroactive to January 1, 2022 and add $0.10 per share to the quarter.

•8.9% increase in quarterly dividend for September 1 dividend payment

San Dimas, California, August 1, 2022…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.54 for the quarter ended June 30, 2022, as compared to basic and fully diluted earnings per share of $0.72 for the quarter ended June 30, 2021, a decrease of $0.18 per share.

Included in the results for the second quarter ended June 30, 2022 were losses on investments held to fund one of the company's retirement plans totaling $3.5 million, or $0.07 per share, as compared to gains of $1.6 million, or $0.03 per share, for the same period in 2021, a net decrease in consolidated earnings of $0.10 per share due to financial market conditions. Furthermore, due to the delay in receiving a final decision from the California Public Utilities Commission (CPUC) on the pending water general rate case at AWR’s regulated water utility segment, Golden State Water Company (GSWC), to set new rates beginning in 2022, water revenues billed and recorded for the second quarter of 2022 were based on 2021 adopted rates, pending a final decision. When approved, the new water rates will be retroactive to January 1, 2022 and cumulative adjustments will be recorded in the quarter in which the new rates are approved by the CPUC. Had the new 2022 water rates been approved by the CPUC and implemented on January 1, 2022 consistent with the settlement agreement discussed immediately below, GSWC would have recorded additional revenues of $7.7 million, or $0.15 per share, and additional water supply costs of $2.7 million, or $0.05 per share, which together is $0.10 per share higher than what was recorded for the second quarter of 2022. Excluding the gains and losses on investments from both periods, and including the additional revenues and water supply costs caused from the delay in the water general rate case in the results for the second quarter of 2022, adjusted consolidated diluted earnings for the second quarter of 2022 were $0.71 per share as compared to adjusted diluted earnings of $0.69 per share for the same period in 2021, an adjusted increase of $0.02 per share.

In November 2021, GSWC and the Public Advocates Office at the CPUC (Public Advocates) filed a joint motion with the CPUC to adopt a settlement agreement between GSWC and Public Advocates on the general rate case application that will set new rates for the years 2022 through 2024. The settlement agreement, if approved, resolves all issues related to the 2022 annual revenue requirement and results in an increase in the 2022 adopted revenues of $30.3 million as compared to the 2021 adopted revenues, and an increase in the 2022 adopted supply costs of $9.7 million as compared to the 2021 adopted supply costs.

Second Quarter 2022 Results

The table below sets forth a comparison of the second quarter 2022 diluted earnings per share contribution recorded by business segment with the same period in 2021.

	Diluted Earnings per Share
	Three Months Ended
	6/30/2022	6/30/2021	CHANGE
Water	$0.40	$0.57	$(0.17)
Electric	0.04	0.04	—
Contracted services	0.10	0.11	(0.01)
Consolidated fully diluted earnings per share, as reported	$0.54	$0.72	$(0.18)
Water Segment:
For the three months ended June 30, 2022, recorded diluted earnings from the water utility segment were $0.40 per share, as compared to $0.57 per share for the same period in 2021, a decrease of $0.17 per share. As discussed above, the decrease was due in part to the losses incurred on investments held to fund one of the company’s retirement plans as compared to gains for the same period in 2021 due to financial market conditions. This item alone decreased the water segment’s earnings for the three months ended June 30, 2022 by $0.10 per share as compared to the same period in 2021. In addition and as previously discussed, had the new 2022 water rates been approved by the CPUC and implemented on January 1, 2022, GSWC would have recorded additional revenues of $7.7 million, or $0.15 per share, and additional water supply costs of $2.7 million, or $0.05 per share, which together is $0.10 per share higher than recorded for the second quarter of 2022. Excluding the gains and losses on investments from both periods, and including the additional revenues and water supply costs caused from the delay in the water general rate case, adjusted diluted earnings for the second quarter of 2022 at the water segment were $0.57 per share as compared to adjusted diluted earnings of $0.54 per share for the same period in 2021, an adjusted increase at the water segment of $0.03 per share, or 5.6%.

Finally, for the three months ended June 30, 2022, GSWC recorded a reduction to revenues of $1.7 million, or $0.03 per share, to reflect management’s best estimate at this time of revenues subject to refund from the pending cost of capital proceeding filed in May 2021, which includes primarily the impact of GSWC’s lower cost of debt requested in its application. However, at this time, management cannot predict the ultimate outcome of the cost of capital application and the associated impact on 2022 revenues. Changes in estimates will be made, if necessary, as more information in this proceeding becomes available. A proposed decision on this proceeding is expected in the second half of 2022.

Excluding only the gains and losses on investments from both periods discussed above, adjusted diluted earnings at the water segment for the second quarter of 2022 were $0.47 per share, as compared to adjusted earnings of $0.54 per share for the second quarter of 2021, an adjusted decrease of $0.07 per share due primarily to the following items:

•A decrease in water operating revenues of $777,000 largely as a result of the lower cost of debt included in the pending May 2021 cost of capital application. This decrease was partially offset by an increase in revenues from advice letter projects that became effective February 15, 2022, as well as mid-year increases implemented in July 2021 to reflect higher water supply costs. Due to regulatory mechanisms in place for water supply costs, the increase in operating revenues includes the full recovery of the increases in supply costs discussed below. As discussed, water revenues billed and recorded during the second quarter of 2022 were based on 2021 adopted rates, pending a final decision by the CPUC on the general rate case application.

•An increase in water supply costs of $672,000, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. Adopted supply costs for the second quarter of 2022 were based on 2021 authorized amounts, pending a final decision by the CPUC in the water general rate case application. Actual water supply costs are tracked and passed through to customers on a dollar-for-dollar basis by way of the CPUC-approved water supply cost balancing accounts. The increase in water supply costs results in a corresponding increase in water operating revenues and has no net impact on the water segment’s profitability.

•An overall increase in operating expenses of $1.6 million (excluding supply costs), which negatively impacted earnings and was mainly due to increases in water treatment costs, conservation spending, insurance, depreciation and maintenance expenses, partially offset by regulatory costs and other outside services.

•An overall increase in other income (net of other expenses) of $1.1 million due primarily from a decrease in the non-service cost components related to GSWC's benefit plans resulting from lower actuarial losses recognized during the second quarter of 2022 compared to the same period in 2021. The change in interest expense (net of interest income) at the water segment was not material.

•An increase in the effective income tax rate, which negatively impacted net earnings at the water segment. The increase resulted primarily from changes in certain flow-through and permanent items. As a regulated utility, GSWC treats certain temporary differences as flow-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction ratemaking. Changes in the magnitude of flow-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.

Electric Segment:
Diluted earnings from the electric utility segment were $0.04 per share for the three months ended June 30, 2022 and 2021. An increase in electric operating revenues resulting from CPUC-approved rate increases effective January 1, 2022 and a lower effective income tax rate at the electric segment due to changes in flow-through taxes were mostly offset by higher interest expense. In April 2022, Bear Valley Electric Service, Inc. (BVESI) completed the issuance of $35.0 million in unsecured private placement notes consisting of 10 and 15 year term notes. BVESI used the proceeds to pay down all outstanding borrowings under its credit facility as required by the CPUC. Borrowings under the credit facility bear lower short-term rates.

Contracted Services Segment:
Diluted earnings from the contracted services segment decreased $0.01 per share for the second quarter of 2022 as compared to the same period in 2021, largely due to a decrease in construction activity resulting from timing differences of when such work was performed as compared to the same period of 2021, as well as a slowdown caused by longer materials supply chain lead-times, weather conditions and other delays. This decrease was partially offset by an increase in management fees. The contracted services segment is expected to contribute $0.45 to $0.49 per share for the full 2022 year.

Year-To-Date (YTD) 2022 Results

•$0.32 per share decrease in recorded YTD 2022 consolidated diluted EPS compared to YTD 2021, or $0.01 per share increase as adjusted

◦YTD 2022 results reflect an unfavorable variance of $0.14 per share from losses on investments held to fund a retirement plan

◦YTD 2022 results also reflect 2021 water rates. 2022 water rates, if approved as settled, would be retroactive to January 1, 2022 and add $0.19 per share to the YTD 2022 results.

Fully diluted earnings for the six months ended June 30, 2022 were $0.92 per share as compared to $1.24 per share recorded for the same period in 2021, a $0.32 per share decrease. Included in the results for the six months ended June 30, 2022 were losses of $5.2 million, or $0.10 per share, incurred on investments held to fund one of the company’s retirement plans, as compared to gains of $2.2 million, or $0.04 per share, for the same period in 2021, a net decrease in earnings of $0.14 per share due to financial market conditions. Furthermore and as previously discussed, due to the delay in finalizing the water general rate case, water revenues billed and recorded for the first half of 2022 were based on 2021 adopted rates, pending a final decision by the CPUC in this general rate case application. Had the new 2022 water rates been approved by the CPUC and implemented on January 1, 2022, GSWC would have recorded additional revenues of $14.0 million, or $0.27 per share, and additional water supply costs of $4.3 million, or $0.08 per share, for the six months ended June 30, 2022, which together is $0.19 per share higher than recorded for the first half of 2022.

Excluding the gains and losses on investments from both periods, and including the additional revenues and water supply costs caused from the delay in the water general rate case in the results for the first half of 2022, adjusted consolidated diluted earnings for the six months ended June 30, 2022 were $1.21 per share as compared to adjusted diluted earnings of $1.20 per share for the same period in 2021, an adjusted increase of $0.01 per share.

The table below sets forth a comparison of diluted earnings per share contribution by business segment and for the parent company as recorded during the six months ended June 30, 2022 and 2021.

	Diluted Earnings per Share
	Six Months Ended
	6/30/2022	6/30/2021	CHANGE
Water	$0.63	$0.90	$(0.27)
Electric	0.12	0.10	0.02
Contracted services	0.18	0.24	(0.06)
AWR (parent)	(0.01)	—	$(0.01)
Consolidated fully diluted earnings per share, as reported	$0.92	$1.24	$(0.32)

Water Segment:
For the six months ended June 30, 2022, recorded diluted earnings from the water utility segment were $0.63 per share, as compared to $0.90 per share for the same period in 2021, a decrease of $0.27 per share. As discussed above, the decrease was due in part to the losses incurred on investments held to fund one of the company’s retirement plans as compared to gains for the same period in 2021 due to financial market conditions. This item alone decreased the water segment’s earnings for the six months ended June 30, 2022 by $0.14 per share as compared to the same period in 2021. In addition and as previously discussed, had the new 2022 water rates been approved by the CPUC and implemented on January 1, 2022, GSWC would have recorded additional revenues of $14.0 million, or $0.27 per share, and additional water supply costs of $4.3 million, or $0.08 per share, for the six months ended June 30, 2022, which together is $0.19 per share higher than recorded during the first half of 2022. Excluding the gains and losses on investments from both periods, and including the additional revenues and water supply costs caused from the delay in the water general rate case in the water segment’s results for the first half of 2022, adjusted diluted earnings for the six months ended June 30, 2022 at the water segment were $0.92 per share as compared to adjusted diluted earnings of $0.86 per share for the same period in 2021, an adjusted increase at the water segment of $0.06 per share, or 7% increase.

Finally, for the six months ended June 30, 2022, GSWC recorded a reduction to revenues of $3.1 million, or $0.06 per share, to reflect management’s best estimate at this time of revenues subject to refund from the pending cost of capital proceeding filed in May 2021, which includes primarily the impact of GSWC’s lower cost of debt requested in its application. However, at this time, management cannot predict the ultimate outcome of the cost of capital application and the associated impact on 2022 revenues. Changes in estimates will be made, if necessary, as more information in this proceeding becomes available. A proposed decision on this proceeding is expected in the second half of 2022.

Excluding only the gains and losses on investments from both periods discussed above, adjusted diluted earnings at the water segment for the first half of 2022 were $0.73 per share, as compared to adjusted earnings of $0.86 per share for the first half of 2021, an adjusted decrease of $0.13 per share due to the following items:

•A decrease in water operating revenues of $1.9 million largely as a result of the lower cost of debt included in the pending May 2021 cost of capital application. This decrease was partially offset by an increase in revenues from advice letter projects that became effective February 15, 2022, as well as mid-year increases implemented in July 2021 to reflect higher water supply costs. Due to regulatory mechanisms in place for water supply costs, the increase in operating revenues includes the full recovery of the increases in supply costs discussed below. As discussed, water revenues billed and recorded for the first half of 2022 were based on 2021 adopted rates, pending a final decision by the CPUC on the general rate case application.

•An increase in water supply costs of $1.1 million, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. Adopted supply costs for the first half of 2022 were based on 2021 authorized amounts, pending a final decision by the CPUC in the water general rate case application. Actual water supply costs are tracked and passed through to customers on a dollar-for-dollar basis by way of the CPUC-approved water supply cost balancing accounts. The increase in water supply costs results in a corresponding increase in water operating revenues and has no net impact on the water segment’s profitability.

•An overall increase in operating expenses of $4.1 million (excluding supply costs), which negatively impacted earnings and was mainly due to increases in water treatment costs, conservation spending, insurance, depreciation and maintenance expenses, partially offset by regulatory costs and other outside services.

•A decrease in interest expense (net of interest income) of $712,000 resulting primarily from lower overall borrowing rates due to the early redemption of GSWC's 9.56% private placement notes in the amount of

$28 million in May 2021, partially offset by an overall increase in total borrowing levels to support, among other things, GSWC’s capital expenditures program.

•An overall increase in other income (net of other expenses) of $2.1 million due primarily from a decrease in the non-service cost components related to GSWC's benefit plans resulting from lower actuarial losses recognized during the first six months of 2022 compared to the same period in 2021.

•An increase in the effective income tax rate, which negatively impacted net earnings at the water segment. The increase resulted primarily from changes in certain flow-through and permanent items. As a regulated utility, GSWC treats certain temporary differences as flow-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction ratemaking. Changes in the magnitude of flow-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.

Electric Segment:
Diluted earnings from the electric utility segment increased $0.02 per share for the six months ended June 30, 2022 as compared to the same period in 2021, largely due to an increase in electric operating revenues resulting from CPUC-approved rate increases effective January 1, 2022 and a lower effective income tax rate at the electric segment due to changes in flow-through taxes, partially offset by higher interest expense. In April 2022, BVESI completed the issuance of $35.0 million in unsecured private placement notes consisting of 10 and 15 year term notes. BVESI used the proceeds to pay down all outstanding borrowings under its credit facility as required by the CPUC. Borrowings under the credit facility bear lower short-term rates.

Contracted Services Segment:
Diluted earnings from the contracted services segment decreased $0.06 per share for the six months ended June 30, 2022 as compared to the same period in 2021, largely due to a decrease in construction activity resulting from timing differences of when such work was performed as compared to the same period of 2021, as well as a slowdown caused by longer materials supply chain lead-times, weather conditions and other delays. This decrease was partially offset by an increase in management fees. The contracted services segment is expected to contribute $0.45 to $0.49 per share for the full 2022 year.

AWR (Parent):
For the six months ended June 30, 2022, diluted earnings from AWR (parent) decreased $0.01 per share compared to the same period in 2021 due primarily to changes in state unitary taxes.

Dividends
On July 26, 2022, AWR's Board of Directors approved an 8.9% increase in the third quarter dividend, from $0.3650 per share to $0.3975 per share on AWR's Common Shares. With this increase, the quarterly dividend rate has grown at a compound annual growth rate (CAGR) of 9.3% over the last five years. Dividends on the Common Shares will be paid on September 1, 2022 to shareholders of record at the close of business on August 15, 2022. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 68 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company has achieved a 9.2% CAGR in its calendar year dividend payments from 2012–2022. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. Furthermore, the gains and losses generated on the investments held to fund one of the company's retirement plans during the three and six months ended June 30, 2022 and 2021 have been excluded when communicating the results to help facilitate comparisons of the company’s performance from period to period. Also, the retroactive impact of new 2022 water rates not yet recorded due to the delay in receiving a final decision from the CPUC, which will be retroactive to January 1, 2022 when approved, have been included when communicating the company’s consolidated and water segment results for the three and six months ended June 30, 2022 to help facilitate comparisons of the company’s performance from period to period. All of these measures are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules, which supplement our GAAP disclosures but should not be considered as an alternative to the respective GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants.

The company uses earnings per share by business segment as an important measure in evaluating its operating results and believes this measure is a useful internal benchmark in evaluating the performance of its operating segments. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share in this press release.

Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Tuesday, August 2. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning August 2, 2022 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through August 9, 2022.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 263,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,700 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on 11 military bases throughout the country under 50-year privatization contracts with the U.S. government.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	June 30, 2022	December 31, 2021
Assets
Net Property, Plant and Equipment	$1,683,487	$1,626,004
Goodwill	1,116	1,116
Other Property and Investments	35,527	40,806
Current Assets	138,970	138,052
Other Assets	90,546	95,005
Total Assets	$1,949,646	$1,900,983
Capitalization and Liabilities
Capitalization	$1,141,165	$1,098,123
Current Liabilities	348,736	155,574
Other Credits	459,745	647,286
Total Capitalization and Liabilities	$1,949,646	$1,900,983

	Condensed Statements of Income (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2022	2021	2022	2021

Operating Revenues
Water	$90,856	$91,633	$164,762	$166,662
Electric	8,217	8,108	20,109	19,647
Contracted services	23,534	28,673	46,306	59,165
Total operating revenues	122,607	128,414	231,177	245,474

Operating Expenses
Water purchased	19,963	20,916	37,811	36,155
Power purchased for pumping	2,930	2,861	5,304	5,006
Groundwater production assessment	4,865	5,220	9,076	9,660
Power purchased for resale	1,347	2,130	6,513	5,328
Supply cost balancing accounts	(457)	(3,086)	(6,800)	(5,513)
Other operation	9,665	8,534	18,332	16,751
Administrative and general	20,464	20,630	43,436	42,683
Depreciation and amortization	10,171	9,770	20,285	19,330
Maintenance	3,572	3,267	6,712	5,929
Property and other taxes	5,452	5,273	11,305	11,213
ASUS construction	10,318	15,052	20,521	30,756
Total operating expenses	88,290	90,567	172,495	177,298

Operating income	34,317	37,847	58,682	68,176

Other Income and Expenses
Interest expense	(6,309)	(6,032)	(11,915)	(12,290)
Interest income	437	348	720	803
Other, net	(2,289)	1,875	(2,708)	2,531
Total other income and expenses, net	(8,161)	(3,809)	(13,903)	(8,956)

Income Before Income Tax Expense	26,156	34,038	44,779	59,220
Income tax expense	6,205	7,462	10,666	13,376
Net Income	$19,951	$26,576	$34,113	$45,844

Weighted average shares outstanding	36,956	36,916	36,950	36,907
Basic earnings per Common Share	$0.54	$0.72	$0.92	$1.24

Weighted average diluted shares	37,039	37,007	37,029	36,993
Fully diluted earnings per Common Share	$0.54	$0.72	$0.92	$1.24

Dividends paid per Common Share	$0.365	$0.335	$0.730	$0.670

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share for the three and six months ended June 30, 2022 and 2021.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q2 2022	Q2 2021	Q2 2022	Q2 2021	Q2 2022	Q2 2021	Q2 2022	Q2 2021	Q2 2022	Q2 2021
Operating income	$27,711	$30,777	$2,038	$1,795	$4,571	$5,278	$(3)	$(3)	$34,317	$37,847
Other income and expense	7,720	3,860	218	34	(138)	(47)	361	(38)	8,161	3,809
Income tax expense (benefit)	5,103	5,957	215	458	1,108	1,271	(221)	(224)	6,205	7,462
Net income	$14,888	$20,960	$1,605	$1,303	$3,601	$4,054	$(143)	$259	$19,951	$26,576
Weighted Average Number of Diluted Shares	37,039	37,007	37,039	37,007	37,039	37,007	37,039	37,007	37,039	37,007
Diluted earnings per share	$0.40	$0.57	$0.04	$0.04	$0.10	$0.11	$—	$—	$0.54	$0.72

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	YTD 2022	YTD 2021	YTD 2022	YTD 2021	YTD 2022	YTD 2021	YTD 2022	YTD 2021	YTD 2022	YTD 2021
Operating income	$44,710	$51,836	$5,636	$5,243	$8,341	$11,102	$(5)	$(5)	$58,682	$68,176
Other income and expense	13,463	8,920	188	75	(309)	(235)	561	196	13,903	8,956
Income tax expense (benefit)	7,792	9,725	1,167	1,342	2,052	2,662	(345)	(353)	10,666	13,376
Net income	$23,455	$33,191	$4,281	$3,826	$6,598	$8,675	$(221)	$152	$34,113	$45,844
Weighted Average Number of Diluted Shares	37,029	36,993	37,029	36,993	37,029	36,993	37,029	36,993	37,029	36,993
Diluted earnings per share	$0.63	$0.90	$0.12	$0.10	$0.18	$0.24	$(0.01)	$—	$0.92	$1.24